ACQUISITION PURSUANT TO RULE 10F-3


Fund Name:
FBR Small Cap Financial

Item #
Criteria
Response
1
Date of Purchase
1/14/2003
2
Amount of purchase
105,000 shares
3
Purchase price
$10.00
4
Issuer
First Niagara Financial Group (FNFGD)
5
Security type
Common Stock
6
Offering
Secondary step conversion
7
Offering price
$10.00
8
Total offering
25,000,000 shares
9
Underwriting spread
$0.50 per share (selling concession)
10
Years of operations
4+ years
11
% of offering purchased by


    Fund
0.42%

    Affiliated funds
N/A
12
% of Fund Assets
0.2794%
13
Underwriter from whom purchased
Ryan Beck (100,000) / Moors & Cabot (5,000)
14
Members of underwriting syndicate
FBR, KBWI, MCBT, et al (selling group of
approximately 20)
15
Investment manager or co-manager
Ryan Beck
16
Firm commitment underwriting
Yes
17
Registered with SEC?
Yes